Exhibit 10.3

February 24, 2017
Ideal Power Inc.
4120 Freidrich Lane, Suite 100
Austin, Texas 78744
Attention: Timothy Burns, Chief Financial Officer

Re: 3(a)(9) Exchange Agreement
Dear Tim:
This document confirms the agreement of Ideal Power Inc., a Delaware corporation (the “Company”), and the holders of the Common Stock listed on Schedule I attached hereto (each a “Common Stock Holder” and collectively, the “Common Stock Holders”), pursuant to which the Common Stock Holders have agreed to exchange an aggregate of 810,000 shares (the “Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company for an aggregate of 810,000 shares (the “Preferred Shares”) of the Company’s newly designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Act”), on the terms specified below.
(1)    Immediately upon the execution and delivery of this Agreement by the parties hereto, (i) the Common Stock Holders shall exchange the Shares for the Preferred Shares (the “Exchange”) in the respective amounts listed on Schedule I (ii) the Common Stock Holders shall instruct their custodian to deliver the Shares to Corporate Stock Transfer, the transfer agent for the Common Stock (the “Transfer Agent”), through the Depository Trust Company’s DWAC system for the account of the Company and the Company shall instruct the Transfer Agent to accept such DWAC delivery of the Shares, and (iii) the Company shall issue and deliver to the Common Stock Holders certificates representing the Preferred Shares, in the amounts and registered in the names set forth on Schedule I. All of the actions set forth above shall be deemed to have occurred simultaneously and no action shall be deemed to have been taken until all of such actions have been taken.
(2)    The Company represents and warrants to each Common Stock Holder as follows:
(a)    Neither the Company nor any of its affiliates nor any person acting on behalf of or for the benefit of any of the forgoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a)(9) of the Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder) for soliciting the Exchange.

The Exchange will qualify for the registration exemption contained in Section 3(a)(9) of the Act. The Company acknowledges and agrees that, pursuant to interpretative guidance of the Staff of the Commission, pursuant to Section 3(a)(9) of the Act, the Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”) will have the same freely tradable status as the Shares and the Company agrees not to take any position contrary thereto.
(b)    It has the requisite corporate power and authority and power to enter into this Agreement and to consummate the Exchange and, such transactions do not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Company.
(c)    The certificate of designation for the Preferred Stock, in the form attached hereto as Exhibit A (the “Certificate of Designation”), has been filed with the Secretary of State of Delaware and is effective.
(d)    Upon the issuance thereof in accordance with this Agreement, the Preferred Shares will be duly authorized, validly issued, fully paid and nonassessable and have the relative rights, privileges, preferences and limitations set forth in the Certificate of Designation.
(e)    It has reserved a sufficient number of shares of Common Stock as may be necessary to fully permit the conversion of the Preferred Stock and the issuance of the Conversion Shares, without regard to any beneficial ownership limits set forth in the Certificate of Designation. Upon the issuance thereof upon the due conversion of the Preferred Shares, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable.
    (3)    Each Common Stock Holder, as to itself only, represents and warrants to the Company as follows:
(a)    It has the requisite power and authority to enter into this Agreement and consummate the Exchange.
(b)    It is the record and beneficial owner of, and has valid and marketable title to, the Shares being exchanged by it pursuant to this Agreement, free and clear of any lien, pledge, restriction or other encumbrance (other than restrictions arising pursuant to applicable securities laws), and has the absolute and unrestricted right, power and capacity to surrender and exchange the Shares being exchanged by it pursuant to this Agreement, free and clear of any lien, pledge, restriction or other encumbrance. It is not a party to or bound by, and the Shares being exchanged by it pursuant to this Agreement are not subject to, any agreement, understanding or other arrangement (i) granting any option, warrant or right of first refusal with respect to such Shares to any person, (ii) restricting its right to surrender and exchange such Shares as contemplated by this Agreement, or (iii) restricting any other of its rights with respect to such Shares.
(c)    Neither it nor any of its affiliates nor any person acting on behalf of or for the benefit of any of the forgoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a)(9) of the Act and the rules and regulations of the Commission promulgated thereunder) for soliciting the Exchange.
(4)    The Maximum Percentage (as defined in Section 6(d) of the Certificate of Designation) for the Preferred Shares issued to the Common Stock Holders pursuant to this Agreement shall be 9.99%.
(5)    This agreement, and any action or proceeding arising out of or relating to this agreement, shall be exclusively governed by the laws of the State of New York.
(6)    In the event that any part of this agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this agreement shall remain in full force and effect. In such an event, the Common Stock Holders and the Company shall endeavor in good faith negotiations to modify this agreement so as to affect the original intent of the parties as closely as possible.

(7)    This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

[SIGNATURE PAGE FOLLOWS]

Please sign to acknowledge agreement with the above terms and return to the undersigned.

SPECIAL SITUATIONS FUND III QP, L.P.
SPECIAL SITUATIONS CAYMAN FUND, L.P.
SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.
SPECIAL SITUATIONS TECHNOLOGY FUND II, L.P.

By:	/s/ Adam Stettner
Name:	Adam Stettner
Title:	General Partner

Acknowledged and agreed to:

IDEAL POWER INC.

By:	/s/ Timothy Burns
Timothy Burns
Chief Financial Officer

SCHEDULE I

Common Stock Holder	Common Stock to be Exchanged	Preferred Stock to Be Received
Special Situations Fund III QP, L.P.	407,390	407,390
Special Situations Cayman, L.P.	118,420	118,420
Special Situations Technology Fund, L.P.	42,350	42,350
Special Situations Technology Fund II, L.P.	241,840	241,840
Total	810,000	810,000

Exhibit A
Certificate of Designation

[attached]